Exhibit 5.1

Kost Forer Gabbay & Kasierer 144 Menachem Begin Road, Building A, Tel-Aviv 6492102, Israel	Tel: +972-3-6232525 Fax: +972-3-5622555 ey.com

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form F-10 (the “Registration Statement”) and related Prospectus of Bitfarms Ltd. of our report dated April 29, 2020, with respect to the consolidated statement of financial position as of December 31, 2019, and the consolidated statements of income, comprehensive income, changes in equity and cash flows for the year then ended, appearing in the Registration Statement on Form 40-F of Bitfarms Ltd.

/s/ Kost Forer Gabbay & Kaiserer

KOST FORER GABBAY & KASIERER

A Member of Ernst & Young Global

Tel-Aviv, Israel

August 13, 2021